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On August 22, 2021, Dr. Donald G. Basile, the Co-Chief Executive Officer of Roman DBDR Tech Acquisition Corp., participated in an interview with the DWealth Muse Podcast Series. A transcript of the interview is set forth below:

Dara Albright: Hello everyone and welcome to another episode of DWealth Muse, the weekly podcast that helps investors, advisors and businesses all make sense of the tidal wave of change coming to finance. As always, I'm your host Dara Albright. Joining us today is Dr. Don Basile, the Chairman and CO-CEO of Roman DBDR and we are going to discuss the importance of cold wallets in cryptocurrency investing, and the new cold storage and security solution called Arculus, which is expected to launch later this year, but before we jump in just a quick word from our sponsor, Sarson Funds a go to resource for financial advisors as they navigate this unfurling world of digital assets.

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Dara Albright: Welcome to the show, Don, it's an honor to have you on.

Don Basile: Thank you very much for having me on. I really appreciate it.

Dara Albright: I'm really excited to hear more about this and learn more about Arculus, but I think we could start with you explaining to some of the listeners who are sort of new to the whole cryptocurrency world what is a cold wallet? How is it different from a hot wallet, just explain the whole mechanics of wallets in cryptocurrency?

Don Basile: Oh, certainly happy to take a stab at that. So you know, the cryptocurrencies are based on a technology called blockchain and blockchain is a public record effectively, of like a database that holds information within it, but what’s central about the blockchain is to access that information you use a cryptographic key that unlocks the database record and then you can make a transaction to move something like cryptocurrency from Person A to Person B and so we're talking about in terms of wallets is not actually holding the currency itself that's always on the blockchain. What we're actually holding is that cryptographic key, the key that unlocks that record, so you can actually move the currency from Person A or Person B or any other digital asset on the blockchain from Person A to Person B. So now we talked about wallets we're talking about, where are those cryptographic keys stored that allow you access to that particular record? Okay, so in a hot wallet, those keys are typically stored online, and typically held by a third party like an exchange on your behalf and so those keys are sitting somewhere on the internet, in that wallet, that can be accessed that can be attacked or hacked, or used. In a cold storage wallet, there's a physical device that's not connected to the to the internet and that physical device is what's actually holding that cryptographic key and you need to have that physical device in conjunction with some additional information to go ahead and unlock that database record that's on the internet on the blockchain.

Dara Albright: Okay, so since cold wallets are not connected to the internet, there needs to be some extra steps added in order for the person to be able to actually trade cryptocurrencies, correct?

Don Basile: That's right. So first of all, there's a saying in security, the only true security is physical security. So with a cold storage wallet, you actually have to have that physical device in your hand to use. So someone on the other side of the world can have access to your account, but without the physical device also present they couldn't do anything with that account so it's a very strong type of security. So you have that on your person, per se, or you have it even locked away in your own vault without that physical device, you can't make use of that account information. So that's a very, very important concept. So you take that physical device in combination with some additional information. So in the case of the Arculus wallet, we'll talk about in a bit, that's a biometric and a PIN code that you memorize all three pieces of information you have to bring together at the same time to unlock that database record to unlock that deposit box that holds your cryptocurrency or holds your digital asset.

Dara Albright: Yeah, talk a little bit about the biometrics component if you could, I'd be curious to know what type of biometrics it uses. Is it a fingerprint read is a facial recognition is it something else?

Don Basile: It depends on the device and we support both of those So listen, if you have a physical key to your door, you can still open a door. So a secret key by itself is very helpful, someone on the other side of the world can't open your door, but it doesn't help you completely. So by adding two more bits of information, one of which is something that you are, that could be the facial recognition, which is how it's done on the Apple ecosystem, or it could be a fingerprint, or palm scan, as it's done on the Android ecosystem, both of those pieces of information now make it that much harder for an individual to get access and then we add a third piece of information, which is a PIN code that only you know, and so you have to have all three piece of information at the same time in the same physical location on the same device for you to unlock that digital asset record. So it makes it very, very secure for you to know where your asset is and to know that only you move that asset only you did that cryptocurrency transaction by having these three things together.

Dara Albright: So would you say it's virtually unhackable?

Don Basile: It really is unhackable, you know, the only way to really get it is essentially as they say the gun to the head right, outside of that you really can't hack this at all, at least in the case of the Arculus wallet, which is air gapped. By air gapped, I mean, it's not connected to network anyway. There are other cold storage wallets that still connect to the network and so while they're better than not having cold storage wallet, they are still prone to network attacks, but Arculus has no network connection and so it only taps to the back of the phone via an encrypted NFC connection for a very brief period of time and therefore it is virtually unhackable.

Dara Albright: Wow, talk about some of the challenges that maybe cryptocurrency investors have faced in the past with some of the first generation cold wallets?

Don Basile: Well, let's just first talk generally about the hot wallet problem.

Dara Albright: Okay.

Don Basile: In roughly the last 90 days, you'll seen articles on Bloomberg, on Yahoo Finance, about several high profile losses of hot wallets, you have Turkey, where it was reported over 400,000 people lost all their crypto assets, at a single hack and you have the reports on Yahoo Finance, where individuals are being spoofed, you know, fished for their ID information on their phones, their computers, and they lost their assets through Coinbase. This is not a direct attack on Coinbase itself, but actually on users where they access their hot wallet and they move their crypto and then third, most recently in South Africa, in an exchange that ran for two years, the entire asset pool over $3 billion of all the people's money that were in the hot wallet were taken and that was viewed by an insider job taking that. So these are the risks when you don't hold your own key. In all those cases, those hacks would not have been possible if you had an Arculus device, a cold storage device that kept you off the network. You would still have your crypto and I want to remind you, the crypto itself sits on the blockchain. It's on the public BTC ledger, it's on the public Ethereum ledger. It's on the public Bitcoin ledger, it sits out there and so it's only the key that gets lost, but once you have that key, you can move that crypto very quickly, and largely very hard to trace, if traceable at all, around the world, and that's why having that key is so much more important than it is in other financial transactions, where there's a much stronger ability to recover your assets.

Dara Albright: Interesting. So with the Coinbase example that you just gave is Coinbase on the hook for those losses, do they have to reimburse?

Don Basile: No they are not, there's no federal program, and they're very clear in their warnings to you that crypto assets are not recoverable transactions and so really, in the crypto world today, given there is not regulation, there is not a bank backstop or FDIC insurance, you have to be in control of your asset. If you lose your asset, you forget your key, you lose your key, you get hacked, it gets moved, there really isn't anyone going to recover it for you and there really isn't anyone else on the hook for it today.

Dara Albright: Wow, yeah, that's been a problem and lost keys, as we know has been a huge problem over the years. So talk a little bit about how Arculus is different.

Don Basile: Well, first of all, we talked a little bit about using three factor authentication. So you have the wallet, which is the hardware device, it's a credit card form factor, no battery in it, no network connection, which makes it better than other cold storage wallets. Because it doesn't have that network connection which could be hacked, it doesn't have a battery that needs recharging. To recharge, you'd have to plug it in. If you plug it into a computer or even to a charging port, you have another risk of being hacked. So it's better in that regard. It's a credit card form factor, which we are all used to carrying it fits easily in the wallet. Okay and additionally, of course, as we know, there's 13 billion plus credit cards distributed worldwide. The distribution network is easy and simple to get these things done, distributed and replaced. Now additionally to the physical device. We added that we talked about earlier the biometric and the pin. Those three factors come together to make it virtually unhackable. They have to have your biometric. They have to have your pin, they have to have your physical device, all in the same place at the same time to actually unlock your crypto for a transaction. So now you can feel secure, so even if the exchange itself was hacked, your crypto is still sitting out there in the blockchain, you could just go ahead and recover your Arculus wallet and move it someplace else and this is what we think is going to be necessary for very widespread adoption of crypto on a daily basis is having solutions like hardware wallets, that are easy to use, simple and reliable and that's the last thing I'll say about the Arculus ecosystem. Arculus is like one click purchasing on Amazon, put in the biometric pin and you click it to the back of your phone, like tap to pay, the same technologies, tap to pay, and you're done with your transaction. So we've made it very, very easy. Where other wallets require you to use your screens on a little USB device, two thumbs, validation is very long, hard process. We made this simple and easy as a credit card retail transaction.

Dara Albright: Wow. That's fantastic. But what if you lose your PIN code?

Don Basile: Yeah, so you can recover it. So there's a recovery procedure to recover your pin. If you have your wallet and your biometric, you recover your pin. If you have your biometric and your pin, you can recover your Arculus wallet. If you lose both of those, you better not lose your biometric, you’d have to recover your Arculus wallet from what's called a seed phrase. So there's another recovery mechanism, a set of common words. It’s an industry standard. You take those common words, lock it away in the safe somewhere, and if you really need it, you do what you do on a credit card issue. You say I lost my card, send me a new one, that one gets invalidated. You bring it back on, you take out that 12 or 24 word phrase, you re enter it into the Arculus app, and then you recover it there as well. So we built that easy recovery mechanism that people are used to from a credit card industry of being able to get back in case you ever were to lose it, lose that Arculus card or lose your wallet.

Dara Albright: Wow, that's amazing. Because when you think about just the issues that people have had with forgetting their pass code in the past that was it. They were done.

Don Basile: You want a recovery mechanism. You want a security mechanism. Yeah, that's the company that Roman agreed to merge with, Composecure, is an industry leader in payments technology, they've been building the majority of the metal cards in the world, over 80% of all metal cards in the world are built by Compo Secure for companies like American Express, JP Morgan, crypto.com, n26, revolute, Capital One. I can go on and on and they have built that expertise over more than a decade. So they're deeply in the payments industry. They're audited every year by Amex and MasterCard and Visa and they're able to go ahead and deliver that great credit card experience that people are used to. Now bringing that to the crypto industry by putting on that crypto wallet onto the card is really going to revolutionize we think the industry make it available to the adoption of potentially billions of people over the next couple of years.

Dara Albright: Yeah, that's fantastic. And then what kind of cryptocurrencies can be stored with Arculus?

Don Basile: Yeah, so, you know, initially, Arculus will be paired with a digital wallet app that will run on your phone and that digital wallet app will give you access to a variety of currencies, of course, the obvious ones BTC, ETH, USDT and then emerging currencies like Bitcoin Latinum, which is a high performance, low cost transaction asset backed transaction based version of Bitcoin made for retail transactions and digital transactions online. So currencies like that will be supported, in addition the wallet supports, crypto to crypto, and crypto to fiat transactions directly on your wallet. So you'll be able to interchange between fiat and crypto, or between crypto and crypto right there without actually having to go anyplace else. So all those are features of the Arculus ecosystem.

Dara Albright: What type of fees are users looking at?

Don Basile: Well, that does depend on the type of transaction. So all those fees are not fully announced, but there are fiat to fiat fees and fiat to crypto fees that do exist and it does depend on what the currencies are what the transaction. But let me give an example Bitcoin Latinum that has a very low fee base and that fee base and network fees, if say bitcoins, a $6 or $8 transaction, Bitcoin Latinum transaction will be 10 cents, less than $1, and additionally, in a currency like that the transaction network fees actually go back to support the currency. So it actually feeds the asset back of the currency. So again, it's really on a currency by currency basis, but the goal is to make it more accessible, easier and more transaction efficient for widespread adoption.

Dara Albright: Wow. Yeah, talk a little bit now that you bring it up the Bitcoin Latinum because I've been reading about that. I find it really fascinating and for those who are listening and first learning about it, it's a new Bitcoin fork and talk a little bit about how it will improve the current Bitcoin blockchain.

Don Basile: So the current Bitcoin will continue forward and the current bitcoins a great asset to hold. It's like a, it's like a gold bar. It's a wonderful thing, but it has a couple of issues with it. High network fees, okay, $6, $8 a transaction, it's relatively low speed, and it really doesn't have an asset backing to it, or insurance around it. So with Bitcoin Latinum, the project tries to solve a number of those things. It wants high transaction rates at million plus transactions a day potential, they want low fees in this pennies to 10s of cents per transaction, lower those fees down, then it's backed by underlying pool of assets. So it has an underlying asset back to it and as mentioned earlier, every time a transaction occurs today, in Latinum, 80% of that network fee goes back to the currency’s Trust Fund, versus today on a Bitcoin or Ethereum network, that network fee is paid to third party miners it disappears from the network, it just goes away and so it really is a self-inflating currency focused on not really being a long term, gold bar, but actually being a day to day transaction currency to buy a digital gaming asset or buy access to a movie, or buy a cup of coffee, or buy a dinner, right, things that you do every day, and want to do quickly, easily and cost effectively and that's really where it tries to add to the ecosystem and then carry it with the cold storage wallet allows you now to potentially extend that insurance, which today covers the asset backing of the trust fund down to the where the individual can buy insurance for their own crypto assets on that cold storage wall and that's really an area we're looking at exploring in the Arculus ecosystem is bringing that together and bringing insurance all the way down to the wallet level.

Dara Albright: Wow, that's really interesting and so I also understand that it's a much more of a greener solution.

Don Basile: That's correct. So today, the leading current cryptocurrencies are using proof of work, which requires a lot of computing power, a lot of mining. Bitcoin Latinum has adopted proof of stake, which is a very, very low power technology that allows us to go ahead and do the verification network transactions using a very, very small amount of power. So it really is a completely green initiative on a Bitcoin and we have adopted the global cryptocurrency green initiative, as well. It's a scenario we thought was very important for us to be able to support the community, as everyone looks at ways to be more ES compliant, and more Eco friendly.

Dara Albright: Then will ultimately Bitcoin and Bitcoin Latinum coexist?

Don Basile: Oh, absolutely. I mean, bitcoins not going anywhere, we're very big fans of Bitcoin. It's a great assets approaching a trillion dollars of value. It's used and held in the treasury’s of major corporations, but we're trying to address is as you move from almost 50 to 70 million users last year, towards a multi billion users on the internet, we're going from a single digit percentage adoption, to hopefully achieving the same adoption the internet over the next 5 to 10 years, we want a transactional currency that's available for that day to day transaction. You don't want to pay an $8 transaction charge for a $3 item, right? You want to pay a very low cost, a lot of merchants don't want to accept something, it doesn't have an asset behind it. So if you have an asset backing to it, or no insurance behind it, so we tried to solve that area of the ecosystem that was missing for a high volume transactions at low costs, with asset backing, and that's really where we think we coexist in the ecosystem with the existing popular large cryptocurrencies.

Dara Albright: It's obviously needed because the whole world is moving more towards micro transactions.

Don Basile: Well, the project grew out of the request by partners in the gaming and media industry to build them that solution, you can't really go ahead and do a $3 transaction and charge them $6 network fee. It doesn't make sense. The industry wanted to let you view a movie for $3 or $5 or $10 or sell you a gaming asset for $3, they needed a currency they could use widely, that had low transaction fees and high speed, high capabilities. You also want to know your transaction’s done right away, you know, bitcoins transaction could take anywhere from minutes to two days. You're not going to wait two days to give the person a cup of coffee, right? And so you need a transaction network that operates near or better than credit card speeds, but still has all the conveniences of the cryptocurrencies global acceptance, ease of access, simple use case that everyone wants to adopt cryptocurrencies for.

Dara Albright: Oh, this is really fascinating. So the other thing I wanted to do was just switch gears a little bit and talk a little bit on the institutional side. Is the Arculus storage also going to be used do you envision it as an institutional product as well?

Don Basile: We'll cover three use cases. One is for institutions to issue cold storage wallets to their users. We think that's a perfect use case. So the history of CompoSecure, the company, is partnering with large institutions like JP Morgan and American Express, and giving them a payment card a middle card technology they can use to issue to their clients. Okay, so number one, we think that most institutions that deal with digital assets should issue to all their users, cold storage wallets because they let the users keep the keys. They reduce the risk to both the user and to themselves, holding centralized keys, if you get hacked like that exchange in Turkey, you could lose 100s of 1000s of users overnight. Arculus and CompoSecure has made branded solutions. So a branded company can go ahead and issue a brand version of cold storage wallet under their brand. So JPMorgan are American Express to offer payment cards. So we think first of all, that's where a widespread adoption is gonna occur. Everybody in the digital asset game, whether it's in cryptocurrency, NFTs should be looking at issuing a cold storage wallets, to their user base and keeping them in an ecosystem. The second level is just for transacting, where within your company, you're going to actually have active transactions, you're going to want to show all those people cold storage piece, so you know, who did those transactions, is their biometric, their pin, their Arculus card, tap to their phone, you know, when, where and how they did them. So again, we think for security internally, for internal institutional transaction, for letting them do that externally to third parties, you're gonna want a solution like Arculus for security, and for traceability and for audit ability. Then there's a class that we don't we don't deal with and that is, if you want to go ahead and take your assets, your $10 billion of Bitcoin and put them in a mountain, you should still take your 10 billions of Bitcoin, and put those keys in a mountain, okay, and armed by armed security guards. So it's like the gold bars in Fort Knox, that's a different use case. That's long term archival storage and that's solved by crypto custodians, that will go ahead and hold that and take that completely offline to a way that makes it you know, very difficult to get to that without a lot of levels and that's a different case where Arculus would not play.

Dara Albright: Interesting, the custody of cryptocurrencies for conventional financial institutions and regulators has been so challenging because it's hard for them to really understand how those assets are held, because they're not physical.

Don Basile: This is where Arculus is such an innovation. Because you have the biometric of the individual, you have the physical key, the pin brought together on a device in the physical location. Remember, it is the key is what actually unlocks the asset. The assets are always on a public blockchain. It always sits there. It's so whoever holds the key is the person who unlocks it. So you will always know who has the key, and who unlocked it by using system like Arculus. If you want to know. If you want to make that part of your system. So we really help solve that compliance issue for companies potentially, for regulators, who want to understand who held the asset, who unlocked the asset and who moved the asset. You can do that with the three factor authentication technology that's within your Arculus system. Of course, Arculus can also be used outside of that as a completely anonymous system as just a cold storage wallet of its own, but we do support the ability for you to go ahead and put a complete, transparent, regulated environment in place if you want to.

Dara Albright: It's a total game changer. I mean, this in my mind will be the catalysts that could jumpstart everything from a crypto ETF qualification that everyone is waiting for, as well as I would say, even foster the growth of crypto funds, because that's really been an issue even getting an auditor to sign off on a fund that holds cryptocurrencies because they don't understand the whole mechanics of how its custodied. This is a complete game changer for the industry.

Don Basile: We agree with you. You know, the Arculus was first announced back in January at CES and I believe just a few weeks ago Square I don't know if it was Jack Dorsey himself or a spokesman came on and said for widespread adoption of crypto, you need a hardware solution and Arculus is the solution because it's in a convenient credit card form factor. Everybody in the world, almost, has a credit card 13 billion of issuance, right? The vast majority of the world has it and so adopting that form factor, there's no battery required. Driving that out with the three factor authentication innovation, we have the one click there really allows the widespread adoption of this in a way that has the security aspects, the traceability aspects to be used industry, by industry the way it needs to be. So if an industry needs very high compliance, it can do very high compliance. If an industry just needs ease of use, it can just do ease of use and so we really do believe that this is going to be a fundamental security layer that allows there to be very widespread adoption of crypto digital assets in general, not just crypto, but also NFT's, other digital assets, any blockchain based key secured asset across the wide number of users from where it's in the 10s of millions today, maybe it's hit 200 million over the last six months, going to the billions of users.

Dara Albright: It's amazing. This wow, this is really incredible. Where can listeners go to learn more? And when can we actually have an Arculus wallet and start downloading it.

Don Basile: If you go to the RomanDBDR.com investor relations website. There's a series of announcements posted there and we direct listeners there to go ahead and get the latest information, including analyst decks, and so forth on the product, on the company and on the Arculus product. So we encourage people to go there and see the official information.

Dara Albright: Don this has been so enlightening. I really appreciate the time and I'm really excited about this.

Don Basile: Well, thank you so much. We're very excited as you can probably tell, we're really looking forward to it as people adopt it over the coming years and that's one of the most exciting projects I've been involved in the last couple decades. So, really thank you for the opportunity to inform your listeners about it.

Dara Albright: And that's a wrap. Thank you all for tuning in. I hope you got a lot out of today's discussion. I know I did. Let us know what you think, you could find us on Twitter at DWealthmuse. In the meantime, don't forget to visit sarsonfunds.com and learn why digital assets are becoming an important part of modern portfolios.

About Roman DBDR Tech Acquisition Corp.

Roman DBDR is a special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the technology, media and telecom (“TMT”) industries. The Company is led by its Co-Chief Executive Officers, Dr. Donald G. Basile and Dixon Doll, Jr. The Company’s experienced board of directors includes former NVCA Chairman and longtime venture capitalist Dixon Doll, Global Net Lease (NYSE: GNL) CEO James L. Nelson, former fund manager Paul Misir, investment banker and investor Arun Abraham, and entrepreneur Alan Clingman. For more information, please visit https://www.romandbdr.com/. Roman DBDR raised $236 million in its initial public offering (inclusive of underwriter’s exercise of over-allotment option) in November 2020 and is listed on Nasdaq under the symbol “DBDR.”

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About CompoSecure

Founded in 2000, CompoSecure is a pioneer and category leader in premium payment cards and an emergent provider of cryptocurrency and digital asset storage and security solutions. The company focuses on serving the affluent customers of payment card issuers worldwide using proprietary production methods that meet the highest standards of quality and security. The company offers secure, innovative, and durable proprietary products that implement leading-edge engineering capabilities and security. CompoSecure’s mission is to increase clients’ brand equity in the marketplace by offering products and solutions which differentiate the brands they represent, thus elevating cardholder experience. For more information, please visit www.composecure.com. Arculus™ was created with the mission to promote cryptocurrency adoption by making it safe, simple and secure for the average person to buy, sell and store cryptocurrency. With a strong background in security hardware and financial payments, the Arculus™ solution was developed to allow people to use a familiar payment card form factor to manage their cryptocurrency. For more information, please visit http://www.arculus.co.

Forward-Looking Statements

Certain statements included in this communication that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to statements regarding Roman DBDR’s or CompoSecure’s expectations, hopes, beliefs, intentions or strategies regarding the future, including, without limitation, statements regarding: (i) the ability of Roman DBDR and CompoSecure to complete the proposed merger described in this communication, (ii) the size, demand and growth potential of the markets for CompoSecure’s products and CompoSecure’s ability to serve those markets, (iii) the degree of market acceptance and adoption of CompoSecure’s products, (iv) CompoSecure’s ability to develop innovative products and compete with other companies engaged in the financial services and technology industry and the timing of the ArculusTM launch and (v) CompoSecure’s ability to attract and retain clients. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of CompoSecure’s and Roman DBDR’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, a prediction or a definitive statement of fact or probability. Neither Roman DBDR nor CompoSecure gives any assurance that either Roman DBDR or CompoSecure will achieve its expectations. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CompoSecure and Roman DBDR. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Roman DBDR’s and CompoSecure’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the proposed merger; the inability to recognize the anticipated benefits of the proposed merger, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed merger. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the preliminary proxy statement on Schedule 14A (the “Proxy Statement”) relating to the proposed merger filed by Roman DBDR with the U.S. Securities and Exchange Commission (the “SEC”) and the definitive proxy statement and other documents filed by Roman DBDR from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of Roman DBDR or CompoSecure presently know or that Roman DBDR or CompoSecure currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Roman DBDR’s and CompoSecure’s expectations, plans or forecasts of future events and views as of the date of this communication. Roman DBDR and CompoSecure anticipate that subsequent events and developments will cause Roman DBDR’s and CompoSecure’s assessments to change. However, while Roman DBDR and CompoSecure may elect to update these forward-looking statements at some point in the future, Roman DBDR and CompoSecure specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Roman DBDR’s and CompoSecure’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Certain market data information in this communication is based on the estimates of CompoSecure and Roman DBDR management.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Roman DBDR has filed a preliminary proxy statement with the SEC. A definitive proxy statement will be sent to stockholders of Roman DBDR seeking approval of the proposed merger. The documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge by contacting CompoSecure at: William Maina, ICR for CompoSecure, (646) 277-1236, CompoSecure-IR@icrinc.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Roman DBDR. CompoSecure, Roman DBDR and our respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Roman DBDR’s stockholders in connection with the proposed merger. Information regarding the names and interests in the proposed merger of Roman DBDR’s directors and officers is contained Roman DBDR’s filings with the SEC. Additional information regarding the interests of potential participants in the solicitation process has also been included in the preliminary, and will be included in the definitive, proxy statement relating to the proposed merger and other relevant documents filed with the SEC. These documents can be obtained free of charge from the sources indicated above.